TECHNOLOGY LICENSE AGREEMENT


AGREEMENT (the "Agreement") made this first day of January, 1999, by and between Nestor, Inc., a Delaware corporation having a place of business at One Richmond Square, Providence, RI 02906 ("Licensor"), and Nestor Traffic Systems, Inc., a Delaware corporation having a place of business at One Richmond Square, Providence, RI 02906 ("Licensee" and together with Licensor, the "Parties" and each singularly a "Party").

                      W I T N E S S E T H:

     WHEREAS Licensor is, or may become, the owner of certain technology (the "Subject Technology") consisting of certain know-how and trade secrets (the "Subject Know-How"), certain software and other copyrighted or copyrighteable material (the "Subject Software") and certain patents and patent rights (the "Subject Patents"), all of which are more fully described in the schedule to this Agreement (the "Schedule"); and

     WHEREAS Licensee wishes to acquire an exclusive limited license to use the Subject Technology but only in connection with the development and manufacture by Licensee of the products (the "Subject Products") described in the Schedule and to sublicense the Subject Technology as part of its sale and/or license to others of the Subject Products;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

I. Grant of License.

     A. Subject to the provisions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, a personal, nontransferable (except as set forth in paragraph VIII B) license (the "License"), but only (i) to use internally to Licensee the Subject Technology in connection with the development and manufacture by Licensee of the Subject Products and (ii) to sublicense the use of Subject Software and the Subject Patents to others but only if each such sublicense is for, and a part of, such third party's use or distribution of Subject Products and is in full compliance with all of the terms and conditions of this Agreement. Licensee shall not otherwise have any right to use, modify, create derivative works from, sublicense, rent, lease, assign or transfer any part of the Subject Technology and, without limiting the foregoing, shall have no right to use the Subject Technology to develop, manufacture and/or sell any product other than a Subject Product. All rights not expressly granted to Licensee in this paragraph I are reserved by the Licensor.

     B. Provided that the Licensee is in full compliance with all of its duties and obligations under this Agreement and subject to the minimum royalty provided in the next sentence, the License shall be exclusive within the field-of-use of the development, manufacture and sublicense of the Subject Products. If the total royalty payment (including any voluntary payments made by Licensee pursuant to the next sentence) for any Year of this Agreement (as hereinafter defined), is less than applicable Minimum Royalty (as hereinafter defined), the License shall thereupon become and thereafter be non-exclusive. In any Year of the Agreement in which the actual royalty paid is less than the applicable Minimum Royalty, Licensee may on or before the last day of such Year of this Agreement, but is not required to, pay to Licensor an additional amount for the purpose of meeting the applicable Minimum Royalty requirement.

     C. Any sublicense of the License granted by Licensee must:

          (i) comply with all the applicable terms and conditions of this Agreement;

          (ii) not involve, entail or require a disclosure of the Subject Know-How and/or an assignment or transfer of any right, title or interest in or to the Subject Technology, provided, however, that Group B Subject Know-How (as defined in Exhibit 1 to the Schedule) may be disclosed if and only if such disclosure is (a) reasonable and for purposes within the License, (b) not to a competitor of Licensor, (c) subject to a confidentiality agreement no less protective than the terms of paragraph VI of this Agreement and (d) otherwise complies with all of the terms and conditions of this Agreement;

          (iii) be granted only within the scope and term of the grant of the License and, unless permitted by paragraph VIII
     B, be only for the use or distribution by the sublicensee of Subject Products;

          (iv) contain terms and conditions necessary to effectuate the rights of the Licensor contained in paragraphs V and VIII of this Agreement;

          (v) be in a form, a copy of which has been previously supplied to Licensor by the License;

          (vi) must allow for a direct right of action by the Licensor against the sublicensee for any breaches of the sublicense effecting the Licensor or the Subject Technology;

          (vii) comply with all applicable laws, rules and regulations; and

          (viii) be at the Licensee's sole risk and expense.

Licensee shall indemnify and hold harmless Licensor against and in respect of any and all claims, suits, actions, proceedings (formal and informal), losses investigations, judgments, defi ciencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by Licensor) as and when incurred arising out of or based upon any sublicense or attempted or alleged sublicense of the Subject Technology granted or allegedly granted by Licensee.

     D. Notwithstanding anything in this Agreement that could be interpreted to the contrary, nothing herein is intended to or shall restrict the royalty which Licensee may impose on a sublicense or the price it may charge for a Subject Product.

     E. The term "Minimum Royalty" shall mean (i) no dollars ($0.00) for the first two Years of this Agreement, (ii) one hundred twenty-five thousand dollars ($125,000) for the third Year of this Agreement (calendar year 2001), (iii) two hundred fifty thousand dollars ($250,000) for the fourth Year of this Agreement (calendar year 2002), (iv) five hundred thousand ($500,000) for the fifth Year of this Agreement (calendar year
2003), (v) seventh hundred fifty thousand dollars ($750,000) for sixth Year of this Agreement (calendar year 2004) and (vi) one million dollars ($1,000,000) for each year after the seventh Year of this Agreement, adjusted as set forth in the remainder of this paragraph in proportion to increases in the Consumer Price Index from year to year during the term of this Agreement. For any Year of this Agreement after the seventh Year in which the Consumer Price Index (as measured on the first day of such Year) has increased over that for the preceding Year of this Agreement (as measured on the first day of such Year), the increase in the Minimum Royalty shall be calculated by multiplying the Minimum Royalty in effect for such preceding Year by the most recently published Consumer Price Index as at such anniversary date and dividing the resulting product by the Consumer Price Index as at the preceding anniversary date of execution of this Agreement. The Consumer Price Index shall be that Index as published by the United States Government, or, if such Index is no longer published by the United States Government, the index then published which is most closely analogous to such Index. The term "Year of this Agreement" shall mean the year starting on the date hereof or any subsequent year starting on any anniversary date of the date hereof.

II. New Technology, Patents, Know-how and Copyrights; Ownership,
Prosecution and Grant of Licenses.

     A. If during the term of this Agreement either Party develops any technology other than New Subject Technology (as hereinafter defined), such technology shall be owned by the Party developing it and such Party shall have no obligation to the other Party arising therefrom. "New Subject Technology" is any technology in the form of an invention, discovery, improvement or otherwise made by the Licensee and arises out of the Group A Subject Know-How (as defined in Exhibit 1 to the Schedule), Group A Subject Software (as defined in Exhibit 2 to the Schedule) and/or Group A Subject Patents (as defined in Exhibit 3 to the Schedule).

     B. The Licensee agrees to use its best efforts to keep the Licensor regularly and fully informed (which shall include sufficient information for the Licensor to be able to enjoy all of the rights granted by this paragraph II), in writing with respect to any New Subject Technology developed or discovered by it.

     C. All New Subject Technology shall belong exclusively to the Licensor and to the maximum extent permitted by law be deemed works for hire. Without limiting the foregoing, the Licensee will, upon request by the Licensor but without cost or expense to the Licensee, execute, or cause its employees to execute, all instruments and documents necessary to secure for the Licensor any form of protection or property right with respect to such New Subject Technology, and the Licensee agrees to assign and transfer to the Licensor upon request, the entire right, title and interest therein and thereto.

     D. All New Subject Technology shall during the term of this Agreement be deemed licensed to Licensee under the License subject to the terms and conditions of this Agreement.

     E. The provisions of this paragraph II shall survive the termination or expiration of this Agreement.


III. Royalties, Payment and Related Matters.

     A. Licensee shall pay to Licensor during the term of this Agreement the royalties as set forth in the Schedule. Royalties or other payments hereunder shall be due and payable (i) thirty
(30) days after the end of the calendar quarter in which the Subject Product in question was licensed, sold or otherwise transferred or distributed by the Licensee or (ii) the royalty or payment is otherwise due.

     B. Licensee shall be liable and responsible for the reporting of payment of all taxes and duties (except income taxes accrued against Licensor) arising from this Agreement.

     C. Licensee will keep such records as will enable the royalties payable hereunder to be accurately determined by Licensor. Such records will be retained by Licensee and made available to Licensor or independent auditors selected by Licensor for examination at the request and at the expense of Licensor during reasonable business hours (but not more than once in any Year of this Agreement) at that the offices of Licensee set forth in the preamble to this Agreement for a period of at least five (5) years after the date of the transactions to which the records relate. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, Licensee shall deliver to Licensor a certificate of a duly authorized officer of Licensee setting forth sufficient information to calculate the royalty due for that quarter, including without limitation, the gross revenues (as defined in the Schedule) for Subject Products licensed during such calendar quarter. Licensee shall pay the costs of any audit which determines that any such certificate is understated by more than five per cent (5%).

IV. Infringement and Unauthorized Use.

     A. Licensee shall notify Licensor as soon as possible(with full particulars) of any infringement action threatened or commenced by any third party relating to the use of the Subject Technology by Licensee. Provided that (i) Licensee is and always has been in full compliance with all of the terms and conditions of this Agreement, (ii) Licensee has notified Licensor in writing of any claim or action in which it is alleged that its use of the Subject Technology infringes any United States patent, copyright or trademark promptly after the date on which Licensee received notice and/or knowledge thereof (but in any event sufficiently before the first answer or other response therein is due to provide Licensor with a reasonable amount of time to prepare and file such answer or response) and (iii) Licensee shall fully cooperate with Licensor in such settlement or defense, Licensor shall immediately take control of the settlement of such claim and the defense of any litigation resulting solely therefrom and shall indemnify and hold Licensee harmless from the costs of such settlement or defense and any judgement in such litigation. So long as Licensee's right under and granted by this Agreement to make and sublicense Subject Products is not thereby materially diminished, Licensee shall permit Licensor at any time and from time to time to (i) replace any part or parts of the Subject Technology, or (ii) procure a license for Licensee to use same. If, as a final result of any such litigation of which Licensor is hereinbefore obligated to take control, the use by Licensee of the Subject Technology is prevented by an injunction, Licensor shall, at its sole option either (i) replace such parts of the Subject Technology as have been enjoined, or (ii) procure a license for Licensee to use same, or (iii) reimburse to Licensee such part of the royalties Licensee previously paid pursuant to this Agreement to Licensor therefor as may be fair and equitable under the circumstances. Notwithstanding the foregoing, Licensor assumes no obligation or liability for, and Licensee shall indemnify and hold harmless Licensor against and in respect of any and all claims, suits, actions, proceedings (formal and informal), losses investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by Licensor) as and when incurred arising out of or based upon,

     (i) any actions or claims of infringement not relating solely and exclusively to only the Subject Technology standing alone, or

     (ii) any actions or claims of trademark infringement involving any marking or branding other than the Trademarks
     (as that term is defined in a certain Trademark License
     Agreement between the parties of even date herewith, the "Trademark License Agreement"), or

     (iii) any actions or claims arising out of or relating to any modification of the Subject Technology, unless made by Licensor, or

     (iv) any actions or claims, in whole or in part, arising out of or relating in any way to the Subject Products (excluding those relating solely and exclusively to only the Subject
     Technology standing alone) and/or any New Subject
     Technology, or

     (v) for any actions or claims involving the infringement of any process patent other than those whose claims read on the manufacture or use of the Subject Products.

This paragraph IV A. states the entire liability and obligation of Licensor and the exclusive remedy of Licensee with respect to any actions or claims of alleged infringement relating to or arising out of the subject matter of this Agreement.

     B. Licensee agrees to inform Licensor promptly of any possible infringers or unauthorized users of the Subject Technology of which Licensee obtains knowledge. Subject to the provisions of paragraph IV C., Licensor, in its sole discretion, shall determine what steps, if any, are to be taken with respect to any infringement or unauthorized use of the Subject Technology and any damages recovered shall be payable solely to Licensor. Licensee agrees to fully cooperate with Licensor in all stages of any such action. In no event shall Licensor be obligated hereunder to commence legal proceedings. Licensee shall not undertake any legal action or other steps of any kind to prevent or restrain any such infringement or unauthorized use, or to collect damages resulting therefrom, without the advance written permission of Licensor.


     C. If Licensee notifies Licensor of a possible infringer or unauthorized user of the Group B Subject Technology, but then only if such infringement or unauthorized use is for the making using or selling of Subject Products using the Group B Subject Technology (and does not include any Group A Subject Technology) at a time when the License is exclusive, and Licensor fails to take reasonable steps in response thereto, Licensee may, upon fifteen (15) days advance written notice to Licensor, take such action as is reasonable and lawful to prevent or restrain such infringement or unauthorized use and to collect damages resulting therefrom. In such an event, (i) Licensee shall be responsible for the costs and expenses of such action and shall indemnify and hold harmless Licensor against and in respect of any and all claims, suits, actions, proceedings (formal and informal), losses investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by Licensor) as and when incurred arising out of or based upon any such action and
(ii) any damages recovered by Licensee shall be divided between Licensee and Licensor as may be fair and equitable.

     D. All of the provisions of this paragraph IV shall survive any termination or expiration of this Agreement or License.

V. Warranties and Covenants.

     A. Each Party does hereby warrant that it has full and sole power, right and authority to enter into this Agreement, that this Agreement has been duly and validly authorized and executed by it and that this Agreement is the valid and binding obligation of such Party.

     B. Licensor warrants that, to the best of its knowledge, the Subject Technology existing on the date hereof does not infringe any United States patent, copyright or trademark of any third party.

     C. THE SUBJECT TECHNOLOGY IS LICENSED AS-IS. LICENSOR DOES NOT WARRANT THAT THE SUBJECT TECHNOLOGY IS CAPABLE OF INDUSTRIAL REALIZATION OR COMMERCIAL EXPLOITATION, THE RISKS OF WHICH ARE BEING ASSUMED SOLELY BY LICENSEE, AND LICENSOR SHALL HAVE NO RESPONSIBILITY FOR THE CONSEQUENCES OF ANY SUCH FAILURE OF INDUSTRIAL REALIZATION OR COMMERCIAL EXPLOITATION. IT IS UNDERSTOOD THAT LICENSOR IS NOT MAKING AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES THAT THE MANUFACTURE, USE, OR SALE OF THE SUBJECT PRODUCTS WILL NOT INFRINGE THE PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER PROPRIETARY PROPERTY RIGHTS OF ANY THIRD PARTY. LICENSOR MAKES NO WARRANTY OR GUARANTEE OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, THE SUBJECT TECHNOLOGY OR THE USE OF THE SAME (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST INFORMATION, LOST SAVINGS, LOST PROFITS OR BUSINESS INTERRUPTION), EVEN IF LICENSOR HAS BEEN INFORMED, IS AWARE, OR SHOULD BE OR HAVE BEEN AWARE, OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL LICENSOR BE LIABLE IN DAMAGES OR OTHERWISE IN EXCESS OF THE ROYALTIES RECEIVED BY LICENSOR FROM LICENSEE HEREUNDER.

     D. Licensee further understands, agrees and/or warrants that:

     (i) it does not intend to and will not make any use or license of or involving the Subject Technology or any Subject Product containing the Subject Technology in violation of any applicable law, rule or regulation of the United States, or any State of the United States or any foreign country of applicable jurisdiction, including but not limited to any United States law relating to exporting or transfer of technology or of any regulation relating thereto promulgated by an agency of the United States Government;

     (ii) it will not accept any purchase order or contract, including without limitation any United States or foreign government contract for sale or development of Subject Products, that by its terms or by the operation of law will abridge Licensor's rights in and/or to the Subject Technology and all such orders or contracts will include appropriate "restricted rights" and/or "limited rights" legends in such form and substance as Licensor shall have previously approved in writing;

     (iii) it will obtain at its own cost any required export licenses and it will not, without the advance written permission of Licensor, use, transmit or transfer any Subject Products, directly or indirectly, to any location outside of the country shown in its address on the first page of this Agreement, which permission will not be unreasonably withheld in the event that Licensee demonstrates to Licensor that it has obtained all required export licenses;

     (iv) it has all legal right to conduct its activities as contemplated by this Agreement, including but not limited to all necessary rights to develop, make and license the Subject Products;

     (v) Licensee assumes all responsibility and liability for the selection of the Subject Technology to achieve the results intended and for the installation of, use of and results obtained by Licensee or any of its customers from the Subject Technology or any Subject Product. In particular but without limitation, Licensee shall indemnify and hold harmless Licensor against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, losses settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by Licensor) as and when incurred arising out of or based upon any act or omission or alleged act or alleged omission by Licensee in connection with the acceptance of, or the performance or non-performance by Licensee of, any of its warranties or duties under this Agreement.

     E. All of the provisions of this paragraph V shall survive any termination or expiration of this Agreement or License.

VI. Confidentiality.

     A. Licensee agrees, acknowledges and covenants that the Subject Know-How (whether oral, written or in machine-readable form) disclosed to Licensee by Licensor pursuant to the provisions of this Agreement contains valuable trade secrets and other confidential and proprietary information, that unauthorized use or disclosure of such Subject Know-how would irreparably injure Licensor, which injury can not be remedied solely by the payment of money damages (and Licensor shall thus be entitled to an injunction to restrain such use or disclosure), and that Licensee shall hold in strict confidence and not disclose, reproduce or use the Subject Know-how with the exception of information which: (i) is already in the public domain at the time of disclosure; or (ii) after disclosure becomes a part of the public domain by publication through action other than by Licensee in violation of this Agreement or any other confidentiality agreement between Licensee and Licensor (a "Confidentiality Agreement"); or (iii) is received by Licensee after the time of disclosure from a third-party who did not require such information to be held in confidence and who did not acquire, directly or indirectly through one or more intermediaries, such information from Licensor under any obligation of confidence; or (iv) is specifically agreed to by Licensor in writing in advance of such publication, reproduction or use. Licensee further agrees to disclose Subject Know-how only to those of its employees who have a need to know same as contemplated by the purposes of this Agreement and who are bound to Licensee by confidentiality and proprietary property agreements no less favorable to Licensee than this paragraph VI is to Licensor.

     B. Licensee agrees to inform Licensor promptly of any possible unauthorized uses or disclosures of the Subject Know-how of which Licensee obtains knowledge. Licensor, in its sole discretion, shall determine what steps, if any, are to be taken with respect to any such uses or disclosures and any damages recovered shall be payable solely to Licensor. Licensee agrees to fully cooperate with Licensor, at no cost to Licensor, in all stages of any such action. In no event shall Licensor be obligated hereunder to commence legal proceedings. Licensee shall not undertake any legal action or other steps of any kind to prevent or restrain any such use or disclosure, or to collect damages resulting therefrom, without the advance written permission of Licensor. Licensee shall indemnify and hold harmless Licensor against and in respect of any and all claims, suits, actions, proceedings (formal and informal), losses investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by Licensor) as and when incurred arising out of or based upon any such use or disclosure if made by any employee of Licensee to whom Licensee has made the Subject Know-how available.

     C. The provisions of this Agreement shall not limit any rights which Licensor may have under any Confidentiality
Agreement, whether in force before or after this Agreement. All of the provisions of this paragraph VI shall survive any termination or expiration of this Agreement or License.



VII. Expiration or Termination.

     A. This Agreement and the License shall expire on the later of (i) the last date of expiration of any patent or copyright licensed under the License or (ii) the date all Subject Know-How becomes part of the public domain. This Agreement and the License shall immediately terminate if Licensee liquidates, dissolves, shall be adjudicated insolvent, files a petition in bankruptcy or for reorganization, has filed against it a petition in bankruptcy or for reorganization and such petition is not dismissed within one hundred and twenty (120) days of the date of filing, takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors, or commits any other act of bankruptcy.

     B. Either Party may terminate this Agreement and the License by written notice to the other Party, if such other Party shall default in the payment or performance of any of its obligations hereunder and such default continues for at least thirty (30) days after notice thereof. Licensor may terminate this Agreement and the License upon written notice to License delivered within one hundred twenty (120) days after the end of any Year of This Agreement, if the amount of royalties paid by Licensee to Licensor hereunder for such Year of This Agreement is less than ten per cent (10%) of the applicable Minimum Royalty for such Year of This Agreement.

     C. Provided it is then not in breach of this Agreement, Licensee may terminate this Agreement and the License on any anniversary date of the date hereof by delivering to Licensor ninety (90) days advance written notice of such termination.

     D. Notwithstanding any termination or expiration of this Agreement, the License shall continue in effect with respect to any Subject Products manufactured and sold by Licensee prior to termination; and Licensee shall remain liable to Licensor for royalties accruing with respect to deliveries of, or sales or contracts entered into with respect to, such Subject Products.

     E. Termination or expiration of this Agreement and the License shall not release Licensee from any of its obligations or liabilities accrued or incurred hereunder, or rescind or give rise to any right to rescind any payment made or other consideration given to either hereunder. Upon termination or expiration of this Agreement and the License, Licensee shall cease all marketing and other activities under the License and shall (at Licensor's election) immediately deliver to Licensor or irretrievably destroy, or cause to be so delivered or destroyed, any and all copies of the Subject Technology in whatever form, any Subject Products containing any Subject Technology and any written, machine readable or other materials relating to any of the foregoing or containing any Subject Technology in Licensee's possession, custody or control (other than those Subject Products on which the royalty has been previously paid).

VIII. Miscellaneous.

     A. Subject to Licensor's advance written permission (which permission shall not be unreasonably withheld) Licensee may, and at Licensor's request, Licensee shall, cause all Subject Products, related software, documentation, packaging, advertisements of any kind and other material of any kind which relate to, or include the Subject Technology or products containing the Subject Technology, as the case may be, to be marked and labeled with and/or include appropriate reference to the Licensor's patent rights, copyrights, trademarks, service marks and/or trade names in the form and style furnished by Licensor to Licensee. Licensee shall permit Licensor to make, at any time and from time to time, reasonable inspections of Licensee's facilities and Subject Products, but Licensor shall not be liable to Licensee or others for its failure to do so or for any defects which it discovers or would or could have discovered by so doing. Licensee shall not otherwise use or make reference to such patent rights, mask rights, copyrights, trademarks, service marks or trade names of Licensor without the advance written permission of Licensor. Licensor may, at any time and from time to time, in its sole discretion, alter or revoke its instructions to Licensee pursuant to this paragraph.

     B. Neither this Agreement, the License or other interest hereunder shall be assignable by Licensee, nor may Licensee sublicense the right to make Subject Products with the Group A Subject Technology, without the prior written consent of the Licensor, which consent may be withheld in Licensor's sole discretion if such proposed assignment or sublicense is to a then competitor of Licensor (exclusive of third-parties whose only competitive product(s) is the same as, or substantially the same as, a Subject Product) but shall not otherwise be unreasonable withheld, conditioned or delayed. For the purpose of the foregoing sentence a change in economic or voting control of Licensee (other than one which is agreed to by Licensee at a time when Licensor had economic and voting control of Licensee) shall be deemed to be an assignment of this Agreement and the Licensee. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties' successors.

     C. The headings and captions used in this Agreement are for convenience only and are not to be used in the interpretation of this Agreement.

     D. The failure of either Party to require performance of any provision of this Agreement shall not affect the right to subsequently require the performance of such or any other provision of this Agreement. The waiver of either Party of a breach of any provision shall not be taken or held to be a waiver of any subsequent breach of that provision or any subsequent breach of any other provision of this Agreement.

     E. The Parties are independent contractors and engage in the operation of their own respective businesses. Neither Party is the agent or employee of the other Party for any purpose whatsoever. Nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the two Parties. Neither Party has the authority to enter into any contracts or assume any obligations for the other Party or to make any warranties or representations on behalf of the other Party.

     F. If any provision of this Agreement is, or is determined to be, invalid, illegal or unenforceable, all remaining provisions of this Agreement shall nevertheless remain in full force and effect, and no provision of this Agreement shall be deemed to be dependent upon any provision so determined to be invalid, illegal or unenforceable unless otherwise expressly provided for herein. Should any provision of this Agreement be found or held to be invalid, illegal or unenforceable, in whole or in part, such provision shall be deemed amended to render it enforceable in accordance with the spirit and intent of this Agreement.

     G. This Agreement has been entered into, delivered and is to be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York (without giving reference to choice-of-law provisions) from time to time in effect.

     H. If a dispute arises out of or relates to this Agreement, the License, a breach thereof or Licensee's use of the Subject Technology, and if said dispute cannot be settled through direct discussions, such dispute shall be settled by arbitration before three neutral arbitrators (selected from a panel of persons having experience with and knowledge of the electronics business, at least one of which three arbitrators shall be an attorney) in New York City and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Any provisional or equitable remedy which would be available from a court of law shall be available from the arbitrators to the Parties. In any such proceeding limited civil discovery shall be permitted for the production of documents, which shall be governed by the Federal Rules of Civil Procedure (without reference to any local rules of a particular court). All issues regarding discovery requests shall be decided by the arbitrators. Judgment upon the award of the arbitrators may be enforced in any court having jurisdiction thereof. In that regard the Parties hereby consent to (a) the jurisdiction of the courts of the State of New York or to any Federal Court located within the State of New York for any action (i) to compel arbitration, (ii) to enforce the award of the arbitrators or (iii) at any time prior to the qualification and appointment of the arbitrators, for temporary, interim or provisional equitable remedies and (b) service of process in any such action by registered mail, return receipt requested, or by any other means provided by law.

     I. With the exception of the Trademark License Agreement, this Agreement contains the entire and exclusive agreement of the Parties with respect to its subject matter. This Agreement supersedes any agreements and understandings, whether written or oral, entered into by the Parties hereto prior to the effective date of this Agreement and relating to the subject matter hereof.

     J. No modification or amendment of this Agreement shall be effective unless it is stated in writing, specifically refers to this Agreement and is executed on behalf of each Party.

     K. Except as otherwise specified, all notices, payments, certificates and reports hereunder shall be deemed given and in effect as of the date of mailing, when sent by express mail (or other overnight delivery service), postage prepaid, addressed to the Parties as set forth in the preamble to this Agreement directed in each case to the President of the Party receiving the notice or to such other addresses as the Parties may from time to time give written notice of as herein provided.

     L. Neither Party hereto shall be liable to the other for failure or delay in meeting any obligations hereunder as the result of strikes, lockouts, war, Acts of God, fire, flood, embargo or acts of government, if beyond the control of such Party.

     M. Licensor hereby agrees to sell to Licensee at Licensee's request such amount of semiconductor chips know as the Ni1000 (the "Chips") as Licensee may request and Licensor may then have available for delivery. All such sales shall be "AS IS", at Licensor's fully allocated direct costs for the Chips in question (except as provided in the remainder of this paragraph) and subject to such other terms and conditions as the Parties may then agree. For and during the first five (5) Years of this Agreement, Licensor shall notify Licensee in writing at least fifteen (15) days prior to the date it proposes to sell any Chips to any third party, which notice shall contain the price at which such sale is to be made; provided, however, that Licensor may after the date of this Agreement make sales of Chips to any third party or parties without so notifying Licensee so long as such sales are for less than one hundred one (101) Chips in the aggregate. For any sale which Licensor has so notified Licensee, Licensee shall have fifteen (15) days from the date of such notice to notify Licensor in writing the it desires to purchase such Chips at such price, in which case Licensor shall sell such Chips to Licensee. If Licensee does not so elect to purchase such Chips, Licensor may sell such Chips to such third party.


          IN WITNESS WHEREOF, the Parties hereto have set their hands by their duly authorized representatives as of the day and year first above written.


NESTOR, INC.                       NESTOR TRAFFIC SYSTEMS, INC.

By:                                By:
Name:                              Name:
Title:                             Title:







                            SCHEDULE
                               TO
                  TECHNOLOGY LICENSE AGREEMENT


The following technology is hereby defined as the Subject
Technology:


The Subject Know-How:

Certain know-how and trade secrets owned by Licensor relating to RCE and PRCE neural networks and/or object identification and tracking in video and other data streams, which includes but is limited to (i) the source code for the Subject Software and (ii) the know-how and trade secrets listed in Exhibit 1 to this Schedule.



The Subject Software:

Certain software owned by Licensor for RCE and PRCE neural networks and/or object identification and tracking in video and other data streams which is listed in Exhibit 2 to this Schedule.


The Subject Patents:

Certain patents, patent applications owned by Licensor relating to RCE and PRCE neural networks and/or object identification and tracking in video and other data streams which are listed in
Exhibit 3 to this Schedule.

The Subject Technology shall include know-how, software and patents developed by Licensor after the date hereof if and only if (i) such know-how, software or patents are improvements, modifications and/or extensions of the Subject Technology (including any New Subject Technology) and (ii) Licensor is not legally prohibited from licensing such know-how, software and/or patents to Licensee.

The following products are hereby defined as the Subject
Products:

Any product whose function is materially and principally (i) the analysis of video and other sensors to analyze, monitor and respond to movement and patterns of persons or objects in vehicular, rail, air or other modes of transportation or (ii) the support of the foregoing.

The following is the schedule of royalties as provided in paragraph III of the Agreement:

All royalties shall be calculated on the gross margin (gross revenue less direct third-party costs of goods sold) Licensee in any way receives from, in connection with, relating to or arising out of, in whole or in part, Subject Products (or other products or services marketed or sold with or in connection with Subject Products) so long as such Subject Products contain, incorporate, use or arise out of or in connection with the Subject Technology.

The Royalty Rate for calendar year 1999 is zero percent (0%).

The Royalty Rate for calendar year 2000 is five percent (5%).

The Royalty Rate for calendar year 2001 and thereafter is ten percent (10%).